UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

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Callidus Software Inc.

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CALLIDUS SOFTWARE INC.
160 West Santa Clara Street, Suite 1500
San Jose, CA 95113

To our stockholders:

You are cordially invited to attend the 2008 annual meeting of stockholders of Callidus Software Inc. to be held on Tuesday, June 3, 2008, at 10:00 a.m. Pacific Time at our headquarters located at 160 West Santa Clara Street, Suite 1500, San Jose, California 95113. Details regarding the business to be conducted at the annual meeting are described in the following notice of annual meeting and proxy statement. Also enclosed in this mailing are three other documents: our annual report, which contains information about our business and includes our fiscal 2007 audited financial statements; a proxy card for you to record your vote; and a return envelope for your proxy card.

Your vote is important. Whether or not you plan to attend the annual meeting, please complete and return the enclosed proxy card as soon as possible. Voting by written proxy will ensure your representation at the annual meeting. Please review the instructions on the proxy card regarding voting by written proxy, as well as the question and answer section in the first part of the proxy statement.

Sincerely,

V. Holly Albert,
Senior Vice President, General Counsel and Secretary

San Jose, California
April 25, 2008

YOUR VOTE IS IMPORTANT

IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE.

CALLIDUS SOFTWARE INC.
160 West Santa Clara Street, Suite 1500
San Jose, CA 95113
(408) 808-6400

NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	10:00 a.m., Pacific Time, on June 3, 2008

PLACE:	Callidus Software Inc. 160 West Santa Clara Street, Suite 1500 San Jose, CA 95113

ITEMS OF BUSINESS:	(1) To elect our Class II directors;

(2) To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2008; and

(3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

WHO CAN VOTE:	You are entitled to vote if you were a stockholder of record at the close of business on the record date, April 9, 2008.

VOTING BY PROXY:	Please submit a proxy as soon as possible so that your shares can be voted at the annual meeting in accordance with your instructions. For specific instructions on voting, please refer to the instructions on the enclosed proxy card.

2007 ANNUAL REPORT:	A copy of our annual report is enclosed.

DATE OF MAILING:	This notice, the attached proxy statement, the accompanying proxy card and our annual report are first being mailed to stockholders on or about April 25, 2008.

By Order of the Board of Directors

V. Holly Albert,
Senior Vice President, General Counsel and Secretary

San Jose, California
April 25, 2008

CALLIDUS SOFTWARE INC.

2008 ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS
CALLIDUS SOFTWARE INC.
(Solicited on behalf of the Board of Directors)

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING,
THE PROXY MATERIALS AND VOTING YOUR SHARES

WHAT IS A PROXY?

A proxy is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. Ronald J. Fior and V. Holly Albert have been designated as proxies for our 2008 annual meeting of stockholders.

WHO CAN VOTE AT THE MEETING?

The record date for our 2008 annual meeting of stockholders is April 9, 2008. The record date was established by our board of directors. Stockholders of record at the close of business on the record date are entitled to:

•	receive notice of the meeting; and

•	vote at the meeting and any adjournments or postponements of the meeting.

On the record date, 29,899,599 shares of our common stock were outstanding. Each stockholder is entitled to one vote for each share of common stock held on the record date.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A “STOCKHOLDER OF RECORD” AND HOLDING SHARES AS “BENEFICIAL OWNER” (OR IN “STREET NAME”)?

Most stockholders are considered “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”

Stockholder of Record:  If your shares are registered directly in your name with our transfer agent, you are considered the “stockholder of record” with respect to those shares and we are sending the proxy materials directly to you. As our stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for your vote.

Beneficial Owner:  If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee (who is considered the stockholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank, or nominee as to how to vote your shares if you follow the instructions you receive from your broker, bank, or nominee. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the annual meeting unless you request, complete, and deliver the proper documentation provided by your broker, bank or nominee and bring it with you to the meeting.

WHAT ARE THE DIFFERENT METHODS THAT I CAN USE TO VOTE MY SHARES OF COMMON STOCK?

By Written Proxy:  Stockholders of record can vote their shares by marking, signing and timely returning the enclosed proxy card. Street name or beneficial holders must follow the directions provided by their broker, bank, or other nominee in order to direct such broker, bank or nominee as to how to vote their shares.

By Telephone and Internet Proxy:  Street name or beneficial holders may vote by telephone or the Internet if their banks, brokers or nominees make those methods available, by following the instructions provided to them with the proxy materials.

In Person:  All stockholders may vote in person at the meeting. Street name or beneficial holders must obtain a legal proxy from their broker, bank or nominee prior to the annual meeting in order to vote in person.

HOW MANY SHARES MUST BE PRESENT TO HOLD THE MEETING?

A majority of our outstanding shares as of the record date must be present at the annual meeting in order to hold the annual meeting and conduct business. This is called a quorum. Shares are counted as present at the annual meeting if the holder of the shares:

•	is present and votes in person at the annual meeting; or

•	has timely and properly submitted a proxy card.

HOW ARE ABSTENTIONS COUNTED?

Stockholders may choose to abstain or refrain from voting their shares on one or more issues presented for a vote at the annual meeting. However, for purposes of determining the presence of a quorum, abstentions are counted as present.

WHAT ARE THE CHOICES WHEN VOTING FOR DIRECTOR NOMINEES, AND WHAT VOTE IS NEEDED TO ELECT DIRECTORS?

In the vote on the election of our director nominees, stockholders may:

•	vote in favor of all nominees;

•	withhold votes as to all nominees; or

•	withhold votes as to specific nominees.

Assuming a quorum is present, directors will be elected by a plurality of the votes cast.

Majority Vote Policy:  Our corporate governance guidelines, which are summarized later in this proxy statement, set forth the procedures if a director-nominee is elected, but receives a majority of “withheld” votes. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to promptly tender his or her resignation to the board of directors following certification of the shareholder vote.

The Nominating and Corporate Governance Committee is required to make recommendations to the board of directors with respect to any such letter of resignation. The board of directors is required to take action with respect to this recommendation and to disclose their decision-making process. Full details of this Policy are set out in our corporate governance guidelines which are available on our website located at http://www.callidussoftware.com/callidus/investor-relations/governance/index.jsp and under “Vote Required in Proposal One — Election of Directors.”

THE BOARD RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES.

WHAT ARE THE CHOICES WHEN VOTING ON THE RATIFICATION OF THE SELECTION OF AUDITORS, AND WHAT VOTE IS NEEDED TO RATIFY THEIR SELECTION?

In the vote on the ratification of the selection of KPMG LLP as our independent auditors, stockholders may:

•	vote in favor of ratification;

•	vote against ratification; or

•	abstain from voting on ratification.

Assuming a quorum is present, the selection of KPMG LLP as our independent auditors will be ratified if the affirmative vote of a majority of the shares represented and entitled to vote on the matter at the meeting is obtained. In the event that the stockholders do not ratify the selection of KPMG LLP, the appointment of the independent auditors will be reconsidered by the Audit Committee of the board of directors.

THE BOARD RECOMMENDS A VOTE FOR THE RATIFICATION OF KPMG LLP AS OUR
INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2008.

WHAT IF A STOCKHOLDER DOES NOT SPECIFY A CHOICE FOR A MATTER WHEN RETURNING A PROXY?

Stockholders should specify their choice for each matter on the enclosed proxy card. If no specific instructions are given, proxies that are signed and returned will be voted FOR the election of all director nominees and FOR the proposal to ratify the selection of KPMG LLP as our independent auditors.

WHAT DOES IT MEAN IF I RECEIVE MORE THAN ONE PROXY CARD?

It means that your shares are registered differently or you have multiple accounts. Please vote all of these shares by completing and returning each proxy card you receive.

WILL MY SHARES BE VOTED IF I DO NOT PROVIDE MY PROXY?

Your shares may be voted if they are held in the name of a brokerage firm, even if you do not provide the brokerage firm with voting instructions. Brokerage firms have the authority under NASDAQ rules to vote shares for which their customers do not provide voting instructions on certain “routine” matters.

We believe that the uncontested election of directors and the ratification of the selection of KPMG LLP as our independent auditors are considered routine matters for which brokerage firms may vote shares that are held in the name of brokerage firms and which are not voted by the applicable stockholder.

HOW DO I CHANGE OR REVOKE MY PROXY?

You may change or revoke your proxy at any time before it is voted. Proxies for shares held of record may be changed or revoked by timely (i) filing with our Secretary a written notice of revocation bearing a later date than the proxy, (ii) duly executing a later dated proxy relating to the same shares and delivering it to our Secretary, or (iii) attending the annual meeting and voting in person (although attendance at the annual meeting will not in and of itself constitute a revocation of a proxy). Any notice of revocation or subsequent proxy must be delivered prior to commencement of the vote at the meeting. Any written notice of revocation or subsequent proxy for shares held of record should be delivered to: Callidus Software Inc., 160 West Santa Clara Street, Suite 1500, San Jose, California 95113, Attention: Secretary.

HOW DO I PROPOSE ACTIONS FOR CONSIDERATION OR NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS AT NEXT YEAR’S ANNUAL MEETING OF STOCKHOLDERS?

Stockholders may submit proposals for consideration at a future annual meeting of stockholders, including director nominations. The manner in which you may present a proposal or nominate a candidate for the board of directors is described in our bylaws. You may contact our Secretary at our corporate headquarters for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our bylaws are also available on our website located at http://www.callidussoftware.com/callidus/investor-relations/governance/index.jsp. When submitting a candidate for nomination to the board of directors to the Secretary, you should submit all information relating to such potential nominee required under Regulation 14A of the Securities Exchange Act of 1934, as amended (“Exchange Act”), including biographical and other information about the candidate, a statement of the candidate’s qualifications and any other data supporting the nomination.

Pursuant to Rule 14a-8 under the Exchange Act, stockholders may present proper proposals for inclusion in our proxy statement and for consideration at our next annual meeting of stockholders by submitting their proposals to our Secretary in a timely manner. In order to be included in our proxy materials for our 2009 annual meeting of stockholders, your proposals must be received by us no later than December 31, 2008 and have complied with the requirements of Rule 14a-8 of the Exchange Act.

Stockholders intending to present a proposal at our 2009 annual meeting, but not intending to have such proposal included in our 2009 proxy materials, must comply with the requirements set forth in our bylaws. The bylaws require, among other things, that you must submit a written notice of intent to present such a proposal to our Secretary at our principal executive offices not later than the close of business on the ninetieth calendar day, nor earlier than the close of business on the one hundred and twentieth calendar day, prior to the first anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such proposals for the 2009 annual meeting on or after February 3, 2009 and on or before March 5, 2009. Notices received outside of this period, along with any proposals contained therein, will be considered untimely and the proposals or nominees set forth therein will not be brought before the annual meeting.

WHO BEARS THE COST OF THIS SOLICITATION?

We will pay the entire cost of preparing, assembling, printing, mailing and distributing these proxy materials. In addition, we may reimburse banks, brokerage firms, and other custodians, nominees, and fiduciaries representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners. Proxies may be solicited by certain of our directors, officers and employees, personally or by mail, telephone, facsimile, email or other means of communication (electronic or otherwise). No additional compensation will be paid for such services.

WHAT IF ONLY ONE COPY OF THESE PROXY MATERIALS WAS DELIVERED TO MULTIPLE STOCKHOLDERS WHO SHARE A SINGLE ADDRESS?

In some cases, only one copy of this proxy statement is being delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the accompanying 2007 annual report to a stockholder at a shared address to which a single copy of the document was delivered. To request a separate delivery of these materials now or in the future, you may submit a written request to our Secretary at Callidus Software Inc., 160 West Santa Clara Street, Suite 1500, San Jose, CA 95113 or a verbal request by telephone to Investor Relations at (408) 808-6577. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of either the proxy statement or the 2007 annual report and who would rather receive a single copy of such materials may instruct us accordingly by directing their request to us in the manner provided above.

PROPOSALS FOR ACTION AT THE ANNUAL MEETING

Proposal One:

Election of Directors

Our bylaws provide that the board of directors may consist of five to nine directors, the exact number of which is determined by the board of directors from time-to-time. The board of directors is currently comprised of seven directors. Our certificate of incorporation provides that the board of directors shall be divided into three classes, each consisting of as nearly one third of the total number of directors as possible. Each class of directors serves a three-year term expiring at the annual meeting of stockholders in the year listed in the table below:

Class I (2010)	Class II (2008)	Class III (2009)

George B. James David B. Pratt Robert H. Youngjohns	William B. Binch Michele Vion	Charles M. Boesenberg Michael A. Braun

Based on the recommendation of the Nominating and Corporate Governance Committee, the board of directors has nominated William B. Binch and Michele Vion for election as Class II directors, each to serve three-year terms to expire at the annual meeting of stockholders in 2011 or until their successors are duly elected and qualified. Mr. Binch and Ms. Vion are currently serving as Class II directors and have consented to serve for a new term.

Directors in Class I and Class III are not being re-elected this year and will continue in office for the remainder of their terms, as described above, unless such directors resign or their service as directors otherwise ceases in accordance with our certificate of incorporation or bylaws.

Vote Required

The two Class II directors being voted on this year are elected by a plurality of the votes actually cast. This means that the director nominee with the most affirmative votes for a particular seat is elected for that seat. Abstentions have no effect on the outcome of the vote.

In an uncontested election (i.e., an election where the only nominees are those recommended by the board of directors), any nominee for Director who receives a greater number of votes “withheld” from his or her election than votes “for” such election (a “Majority Withheld Vote”) is obligated to promptly tender his or her resignation to the board of directors following certification of the shareholder vote. This election is an uncontested election.

In the event of a tendered resignation following a Majority Withheld Vote, the Nominating and Corporate Governance Committee shall thereafter promptly consider the resignation offer and recommend to the board of directors action with respect to the tendered resignation, which may include accepting the resignation, maintaining the director but addressing the underlying cause of the withheld votes, resolving not to re-nominate the director in the future, rejecting the resignation, or any other action such committee deems to be appropriate and in the best interest of the Company. In considering what action to recommend with respect to the tendered resignation, the Nominating and Corporate Governance Committee will take into account all factors deemed relevant by the members of the Nominating and Corporate Governance Committee including, without limitation, any stated reasons why shareholders “withheld” votes for election from such Director, the length of service and qualifications of the director whose resignation has been tendered, the overall composition of the board of directors, the director’s contributions to the Company, and the Company’s Corporate Governance Guidelines.

The board of directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days following certification of the shareholder vote. In considering the Nominating and Corporate Governance Committee’s recommendation, the board of directors will consider the factors and possible actions considered by the Nominating and Corporate Governance Committee and such additional information, factors and possible actions the board of directors believes to be relevant or appropriate.

Following the board of directors’ decision on the Nominating and Corporate Governance Committee’s recommendation, the Company will promptly disclose the board of directors’ action with respect to the tendered resignation (providing a description of the process by which the decision was reached and, if applicable, the reasons for not accepting the tendered resignation) in a Form 8-K filed with the Securities and Exchange Commission.

Except as indicated below, any director who tenders his or her resignation pursuant to this provision shall not participate in the Nominating and Corporate Governance Committee recommendation or board of directors’ consideration regarding the action to be taken with respect to the tendered resignation. If a majority of the members of the Nominating and Corporate Governance Committee received a Majority Withheld Vote at the same election, then the independent directors who are on the board of directors who did not receive a Majority Withheld Vote will appoint a board of directors committee amongst themselves solely for the purpose of considering the tendered resignation and will recommend to the board of directors action to be taken with respect to the tendered resignation. This board of directors committee may, but need not, consist of all of the independent directors who did not receive a Majority Withheld Vote. If all of the independent directors receive Majority Withheld Votes, all directors will participate in the consideration of the action to be taken with respect to the tendered resignations. To the extent that one or more directors’ resignations are accepted by the board of directors, the Nominating and Corporate

Governance Committee will recommend to the board of directors whether to fill such vacancy or vacancies or to reduce the size of the board of directors.

It is the intention of the persons named as proxies herein to vote in favor of the candidates nominated by the board of directors unless such authority is withheld. If any nominee should not be available for election, the proxies will be voted in the best judgment of the persons authorized as proxies.

THE BOARD RECOMMENDS A VOTE FOR ALL OF THE DIRECTOR NOMINEES.

Information Concerning Director Nominees

William B. Binch, age 68, has served as a director of Callidus since April 2005. Mr. Binch has also served as the lead director of SPSS Inc., a predictive analytics technology company, since March 2001; MedeFinance Inc., an application service provider of financial and analytical resources to the healthcare industry, since June 2004; and Saama Technologies, Inc., a consulting and system integration firm specializing in business intelligence and analytics, since October 2000. From 2003 to 2004, Mr. Binch served as the Chief Executive Officer and President of SeeCommerce, a business performance management software company. Prior to joining SeeCommerce in 1999, Mr. Binch served as Senior Vice President of Worldwide Operations for Hyperion Solutions Corporation, an enterprise software and services company, and as a senior executive at Business Objects S.A. and Prism, Inc., both of which are business intelligence and data warehousing companies. Mr. Binch also previously served for five years at Oracle Corporation, ultimately as Vice President of Strategic Accounts. Mr. Binch holds a B.S., IE degree from the University of Maryland.

Michele Vion, age 48, has served as a director of Callidus since September 2005. Ms. Vion has been employed as Senior Vice President, Human Resources, at Level 3 Communications, Inc., an international communications company, since September 2006. Ms. Vion was previously employed at Sun Microsystems, Inc., a computer networking company, in a variety of positions including Vice President of Human Resources from 2003 to 2005, Director of Human Resources from 2001 to 2003, and Director of Compensation from 1999 to 2001. Prior to her employment at Sun, Ms. Vion held senior human resource and compensation positions at Storage Technology Corporation, a data management and storage company, Electronic Data Systems Corporation, a global technology services company, and JP Morgan, a global financial services firm. Ms. Vion holds a Bachelor of Arts in East Asian Studies and Economics from Wesleyan University.

Information Concerning Directors Continuing in Office

Charles M. Boesenberg, age 59, has served as a director of Callidus since February 2006 and as Executive Chairman of the Board since November 2007. Mr. Boesenberg also currently serves on the boards of Interwoven, Inc., an enterprise content management provider, Rackable Systems, Inc., a developer of scalable rack mount servers, and Keynote Systems, Inc., a provider of on-demand test and measurement products for mobile communications and Internet performance. Mr. Boesenberg served as chairman and CEO of NetIQ Corporation, a leading provider of integrated systems and security management software solutions, from August 2002 until its acquisition by Attachmate Corporation in June 2006 and served as President and CEO of NetIQ from January 2002 to July 2002. Mr. Boesenberg also served as lead independent director of Maxtor Corporation, a provider of hard disk drive storage products and solutions, from January 2002 until its merger with Seagate Corporation in 2006. Mr. Boesenberg also previously served as a member of the Boards of Directors of Symantec Corporation, a provider of Internet security technology, from June 1994 until September 2002, Macromedia, Inc., a developer of software that helps create and deliver effective user experiences on the Internet, fixed media, and wireless and digital devices, from December 2004 to December 2005, and Epicor Software, a provider of integrated enterprise software solutions for mid-market companies, from December 2000 until May 2003. Prior to joining NetIQ, Mr. Boesenberg was President of Post PC Ventures, a management and investment group from March 2000 to December 2001. From December 1998 to February 2000, Mr. Boesenberg served as director, President and Chief Executive Officer of Integrated Systems, Inc., a provider of embedded systems software. Before joining Integrated Systems, Mr. Boesenberg was President and Chief Executive Officer of Magellan Corporation, which was the surviving corporation of a merger with Ashtech, Inc., a position that he assumed in January 1995 with Ashtech. Magellan specializes in satellite navigation and communication products. Mr. Boesenberg has held senior executive positions with a number of technology companies including IBM and Apple Computer, Inc. Mr. Boesenberg holds a Bachelor of Science degree in Mechanical Engineering from the Rose Hulman Institute of Technology and a Master of Science Degree in Business Administration from Boston University.

Michael A. Braun, age 58, has served as a director of Callidus since February 2000 and as the Lead Independent Director of the Callidus Board since November 2007. Mr. Braun also served as our Chairman of the Board from June 2004 to November 2007. Mr. Braun has served as the Chief Executive Officer of Intacct Corporation, an on-demand financial applications provider, since January 2007, and as Chief Executive Officer and Managing Member of the Interim CEO Network, an executive recruiting company, since November 2000. Mr. Braun has served as a member of the board of directors of Boardwalktech, an enterprise spreadsheet software company, since July 2005. Mr. Braun retired from IBM Corporation, an information technology company, in July 2000. From October 1999 to July 2000, Mr. Braun served as General Manager of the Global Small Business Unit at IBM, prior to which time he served as the General Manager of the Consumer Division from August 1998 to October 1999. Mr. Braun was President, Chief Executive Officer and a Director of Blaze Software, a rules-based application software company, from June 1996 to July 1998, and Chairman of the Board of Directors of Blaze Software from July 1998 to December 1999. From 1993 to 1996, he was President and Chief Executive Officer of Kaleida Labs, a multimedia software joint venture between IBM and Apple Computer, Inc. Prior to that Mr. Braun held numerous executive positions at IBM. Mr. Braun received a B.A. in Psychology from the University of Rochester and an M.B.A. from the Simon School at the University of Rochester.

George B. James, age 70, has served as a director of Callidus since May 1999. Mr. James also currently serves as director of The Sharper Image, a consumer products company, and Pacific States Industries, a private lumber distribution company. From 1985 to 1998, Mr. James served as Senior Vice President and Chief Financial Officer of Levi Strauss & Company, an apparel manufacturer. Prior to joining Levi Strauss & Company, Mr. James was Executive Vice President and Chief Financial Officer, and later Group President, of Crown Zellerbach Corporation, a paper mill company, from 1982 to 1985. His previous experience also includes ten years with Arcata Corporation, a forest product and printing company, as Senior Vice President and Chief Financial Officer, and three years with PepsiCo Leasing Corporation, an equipment leasing company, as Vice President of Finance. Mr. James holds a B.A. in Economics from Harvard College and an M.B.A. from the Stanford Graduate School of Business.

David B. Pratt, age 68, has served as a director of Callidus since June 2004 and served as our Interim President and Chief Executive Officer from June 2004 to May 2005. Prior to joining Callidus, Mr. Pratt served as Interim President and Chief Executive Officer of AvantGo, Inc., a mobile internet service company, from October 2002 to February 2003. From April 2002 until October 2002, Mr. Pratt volunteered as Interim President and Chief Executive Officer of the YMCA of the Mid-Peninsula, where he remains a member of the board of directors. From January 2000 to March 2001, Mr. Pratt served as President and Chief Executive Officer of gForce Systems, an enterprise software company focusing on e-learning. Prior to joining gForce, Mr. Pratt was Executive Vice President and Chief Operating Officer of Adobe Systems, Inc., a software company, from May 1988 to January 1998. From October 1987 to April 1988, Mr. Pratt was Executive Vice President and Chief Operating Officer of Logitech, Inc., a manufacturer of computer input devices. Prior to Logitech, Mr. Pratt served as Senior Vice President and Chief Operating Officer of Quantum Corporation from February 1986 to March 1987. Mr. Pratt currently serves on the boards of directors of The SETI Institute and YMCA of the USA, and has in the past also served on the boards of directors of several other corporations. Mr. Pratt holds an M.B.A. from the University of Chicago and a Bachelor of Science degree in Electrical Engineering from the Massachusetts Institute of Technology.

Robert H. Youngjohns, age 56, has served as a director of Callidus since May 2005. Mr. Youngjohn also currently serves as President of North America Sales and Marketing and Corporate Vice President of Microsoft Corporation, since December 2007. Previously Mr. Youngjohns served as our President and Chief Executive Officer from May 2005 to November 2007. From 1995 to May 2005, Mr. Youngjohns was employed with Sun Microsystems, Inc., a computer networking company, in a variety of roles including Executive Vice President of Strategic Development and Sun Financing from 2004 to May 2005, Executive Vice President of Global Sales Operations from 2002 to 2004, and Vice President of Europe, the Middle East and Africa from 1998 to 2002. Prior to joining Sun Microsystems, Inc., Mr. Youngjohns spent 18 years at IBM Corporation, an information technology company, during which time he rose to the position of Director of IBM Corporation’s EMEA RS/6000 business. Mr. Youngjohns holds an M.A. in physics and philosophy from Oxford University.

Proposal Two:

Ratification of Appointment of Independent Auditors

Our Audit Committee has appointed KPMG LLP, independent public accountants, to audit our financial statements for the fiscal year ending December 31, 2008. We are submitting this selection to our stockholders for ratification. Although we are not required to seek stockholder approval for this appointment, we believe it is sound corporate practice to do so. Representatives from KPMG LLP will be in attendance at the annual meeting to respond to any appropriate questions and will have the opportunity to make a statement if they so desire. If the stockholders do not ratify the appointment of KPMG LLP, the Audit Committee of the board of directors will reconsider the appointment.

Vote Required

If a quorum is present, the affirmative vote of a majority of the shares present and entitled to vote at the annual meeting will be required to approve the ratification of the appointment of KPMG LLP as our independent auditors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL

Auditor Information

The fees billed or expected to be billed to us by KPMG LLP with respect to our 2007 fiscal year are as follows:

Audit Fees: The aggregate fees billed for services rendered by KPMG for the audit of our financial statements for the 2007 fiscal year and the reviews of periodic interim financial statements for the 2007 fiscal year were approximately $1,175,800, compared to approximately $1,241,000 for the 2006 fiscal year.

Audit-Related Fees: The aggregate fees billed for services rendered by KPMG for assurance and related services that were reasonably related to the performance of the audit or the review of our financial statements for the 2007 fiscal year were approximately $120,000, compared to $0 for the 2006 fiscal year.

Tax Fees: The aggregate fees billed for services rendered by KPMG for tax compliance, tax advice and tax planning were approximately $58,000 for fiscal year 2007, compared to approximately $95,000 for fiscal year 2006. The Audit Committee considered whether the provision of the foregoing services by KPMG was compatible with maintaining KPMG’s independence and determined that they were.

All fees billed in each of the last two fiscal years for products and services provided by KPMG are described above and all audit-related services and tax services were pre-approved by the Audit Committee.

INFORMATION ABOUT THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Our board of directors, which is elected by our stockholders, is responsible for directing and overseeing our business and affairs. In carrying out its responsibilities, the board of directors selects and monitors our top management, provides oversight of our financial reporting processes and determines and implements our corporate governance policies.

Our board of directors and management have been and remain committed to good corporate governance to ensure that we are managed for the long-term benefit of our stockholders. To that end, during the past year, our board of directors and management have periodically reviewed our corporate governance policies and practices to ensure that they remain consistent with the requirements of the Sarbanes-Oxley Act of 2002, the rules of the Securities and Exchange Commission and the listing standards of the NASDAQ Global Market. In doing so, our board of directors also reviewed current best practices of similarly situated public companies.

We have in place a variety of policies and practices to promote good corporate governance. Consistent with our corporate governance guidelines and the rules of the NASDAQ Global Market, our board of directors has determined that a majority of the members of our board of directors is “independent” and that all members of the Audit and Qualified Legal Compliance, Compensation, and Nominating and Corporate Governance

Committees also satisfy such independence criteria. As of March 13, 2007, the compensation of our Chief Executive Officer is approved by the independent members of the board of directors based upon the recommendation of the Compensation Committee and such other information as the board of directors chooses to consider. At the direction of our board of directors, we also have:

•	periodically reviewed and made any necessary updates to the charters for our Audit, Compensation and Nominating and Corporate Governance Committees;

•	established disclosure control policies and procedures in accordance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC;

•	established a procedure for receipt and treatment of anonymous and confidential complaints or concerns regarding audit or accounting matters; and

•	established a code of business conduct and ethics applicable to our officers, directors and employees.

In addition, we have adopted a set of corporate governance guidelines, as referred to above. The Nominating and Corporate Governance Committee of our board of directors is responsible for reviewing our corporate governance guidelines from time to time and reporting and making recommendations to the board of directors concerning corporate governance matters. Among the matters addressed by the corporate governance guidelines are:

•	Director Independence — Independent directors shall constitute at least a majority of our board of directors.

•	Monitoring Board Effectiveness — The corporate governance guidelines require that the board of directors conduct an annual self-evaluation of the functioning of the board of directors and its committees.

•	Executive Chairman of the Board and Lead Independent Director — The general roles and responsibilities of the Executive Chairman of the board of directors and the Lead Independent Director are generally described in the corporate governance guidelines and are more specifically described under the sections entitled, “Executive Chairman of the Board of Directors” and “Lead Independent Director,” below.

•	Executive Sessions of Directors — The Executive Chairman and the non-employee directors regularly meet without management present, and such sessions are led by Mr. Boesenberg, Executive Chairman of the board of directors, and the independent chairpersons of the applicable committees of the board of directors. Meetings of Independent directors are led by Mr. Braun, Lead Independent Director.

•	Board Access to Independent Advisors — Our board of directors as a whole, and each of its committees separately, have authority to retain independent consultants, counselors or advisors as each deems necessary or appropriate.

•	Board Committees — All members of the Audit, Compensation, and Nominating and Corporate Governance Committees are required to be independent in accordance with applicable NASDAQ criteria.

Copies of our corporate governance guidelines, code of business conduct and ethics and committee charters can be found on our website at http://www.callidussoftware.com/callidus/investor-relations/governance/index.html.

Meetings of the Board of Directors

Our board of directors held twelve regular and special meetings and authorized one action by unanimous written consent in 2007. Each director attended at least 75% of all meetings of the board of directors held during the period in which he or she was a director in 2007. Under our corporate governance guidelines, directors are expected to be active and engaged in discharging their duties and to keep themselves informed about our business and operations. Directors are also expected to make every effort to attend our annual meeting of stockholders, all meetings of the board of directors and all meetings of the committees on which they serve. All seven of our directors holding office at the time attended our 2007 annual meeting of stockholders.

Code of Business Conduct and Ethics

Callidus has adopted a code of business conduct and ethics that applies to all of our directors, officers and employees, including our chief executive officer, principal financial officer and principal accounting officer. During 2007, no waivers were granted from any provision of the code of business conduct and ethics.

A copy of our code of business conduct and ethics is available on our Internet website at http://www.callidussoftware.com/callidus/investor-relations/governance/index.html and may also be obtained without charge by contacting our Secretary at Callidus Software Inc., 160 West Santa Clara Street, Suite 1500, San Jose, CA 95113. We intend to post any amendments to or waivers from our code of business conduct and ethics (to the extent applicable to our chief executive officer, principal financial officer or principal accounting officer) on the website referred to above.

Independence of Directors

The board of directors has determined that as of the date of this proxy statement each of William B. Binch, Michael A. Braun, George B. James and Michele Vion is “independent” within the meaning of Rule 4200(a)(15) of the Nasdaq Global Market listing standards. The board of directors has furthermore determined that as of June 1, 2008, director David B. Pratt will also be independent within the meaning of Rule 4200(a)(15).

Stockholder Communications with the Board of Directors

Stockholders and other parties interested in communicating directly with the board of directors may do so by writing to Board of Directors, c/o Callidus Software Inc., 160 West Santa Clara Street, Suite 1500, San Jose, CA 95113 or by submitting an e-mail to boardofdirectors@callidussoftware.com. The Lead Independent Director is available for periodic consultation and direct communication with major stockholders of the Company. Stockholders and others may also direct their correspondence solely to the Chairperson of the Audit Committee or to our Secretary. Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of our Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Committees of the Board of Directors

The board of directors uses committees to work on certain issues in more detail than would be reasonable at a meeting of the full board of directors. Each committee reviews the progress and results of its meetings with the full board of directors and makes recommendations to the board of directors as and when appropriate. The board of directors presently has three standing committees: an Audit Committee (which also serves as our Qualified Legal Compliance Committee), a Compensation Committee and a Nominating and Corporate Governance Committee. Each director who served on a committee attended at least 75% of all meetings of each such committee held during the period in 2007 during which he or she was a member of such committee. Each of the three standing committees of the board of directors described below operates pursuant to a written committee charter that is available to stockholders on our Internet website at http://www.callidussoftware.com/callidus/investor-relations/governance/index.html.

Audit Committee and Qualified Legal Compliance Committee

The Audit Committee and Qualified Legal Compliance Committee currently consist of:

George B. James (Chair)
William B. Binch
Michele Vion

The Audit Committee met eight times and took no actions by unanimous written consent in 2007. Messrs. James and Binch and Ms. Vion were members of our Audit Committee at the end of 2007. Mr. James serves as Chairperson of the Audit Committee. Each of Messrs. James, Binch, and Ms. Vion is “independent” as defined under Marketplace Rules 4200(a)(15) and 4350(d)(2) of the Nasdaq Global Market listing standards and meets the independence requirements of Rule 10A-3(b)(i) under the Exchange Act. The board of directors has determined that each of Messrs. James and Binch qualify as “financial experts” as defined by the rules of the

Securities and Exchange Commission. Pursuant to its charter, a copy of which is available on our Internet website at http://www.callidussoftware.com/callidus/investor-relations/governance/index.html, the Audit Committee is responsible for the oversight of the quality and integrity of our financial statements, our compliance with legal and regulatory requirements, the qualifications and independence of our independent auditors, the performance of our independent auditors and other significant financial matters. In discharging its duties, the Audit Committee is expected to:

•	have the sole authority to appoint, retain, compensate, oversee and terminate the independent auditors;

•	review and approve the scope of the annual audit;

•	review and pre-approve the engagement of our independent auditors to perform audit and non-audit services and the related fees;

•	review the integrity of our financial reporting process;

•	review our financial statements and disclosures and filings with the Securities and Exchange Commission;

•	review funding and investment policies;

•	review and approve an annual report of the Audit Committee for inclusion in our annual proxy statement;

•	review disclosures from our independent auditors regarding Independence Standards Board Standard No. 1; and

•	review and assess annually our Audit Committee’s performance and the adequacy of its charter.

The members of our Audit Committee also act as our Qualified Legal Compliance Committee, or “QLCC”, which is responsible for reviewing any reports made to our QLCC by attorneys representing us or our subsidiaries of a material violation or breach arising under United States federal or state laws. As no such violations or breaches were reported to us in the last fiscal year, the QLCC did not meet in 2007. The QLCC has the authority and responsibility to adopt written procedures for the confidential receipt, retention and consideration of any report of violations and determine whether an investigation is necessary. The QLCC also has authority to initiate investigations and recommend that we implement appropriate measures in response to such reported violations. The Audit Committee, acting as the QLCC, reports to the board of directors at least once a year on any reports received and investigations conducted. The QLCC acts only by majority vote.

A report of the Audit Committee for fiscal year 2007 is included in this proxy statement.

Compensation Committee

The Compensation Committee currently consists of:

William B. Binch (Chair)
Michael A. Braun
Michele Vion

The Compensation Committee met eight times and took five actions by written consent in 2007. The board of directors has determined that each of the members of the Compensation Committee, is a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act, an “outside director” as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986 and “independent” as defined under Rule 4200(a)(15) of the Nasdaq Global Market listing standards.

Among the Compensation Committee’s specific responsibilities are the following:

•	overseeing our compensation and benefits policies generally;

•	evaluating the performance of our executives and reviewing our management succession plans;

•	overseeing and setting executive compensation and, at the request of the Nominating and Corporate Governance Committee from time-to-time, providing assistance, advice and/or recommendations regarding director compensation;

•	reviewing and approving a discussion and analysis on executive compensation for inclusion in our annual proxy statement;

•	reviewing and approving any employment, severance and change of control agreements with our senior executives, as well as any other compensation arrangements; and

•	reviewing and assessing annually our Compensation Committee’s performance and the adequacy of its charter.

A copy of the Compensation Committee charter, which was amended and restated on March 6, 2008, can be accessed electronically at http://www.callidussoftware.com/callidus/investor-relations/governance/index.html. For more information regarding the Compensation Committee’s processes and use of consultants, see the compensation discussion and analysis included in this proxy statement below.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee currently consists of:

Michael A. Braun (Chair)
William B. Binch
George B. James

The Nominating and Corporate Governance Committee met two times and took no actions by written consent in 2007. The board of directors has determined that each of the members of the Nominating and Corporate Governance Committee, is “independent” as defined under Rule 4200(a)(15) of the Nasdaq Global Market listing standards. Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for, among other things:

•	making recommendations to our board of directors regarding nominees to the board of directors proposed for election by our stockholders as well as individuals to be considered to fill any vacancies that may occur on the board of directors;

•	evaluating and recommending to our board of directors any revisions to our corporate governance guidelines;

•	establishing criteria for membership on the board of directors and its committees, including criteria as to director independence;

•	overseeing the process for evaluating the performance of our board of directors and its committees;

•	evaluating the current composition, organization and governance of our board of directors and its committees, determining future requirements and making recommendations to our board of directors for approval;

•	reviewing and recommending director compensation; and

•	reviewing and evaluating annually the Nominating and Corporate Governance Committee’s performance, including compliance with its charter.

Consideration of Director Nominees

Stockholder Nominees.  The bylaws of Callidus permit stockholders to nominate directors for consideration at an annual stockholder meeting. For a description of the process for nominating directors in accordance with our bylaws, see “Questions and Answers about the Annual Meeting, the Proxy Materials and Voting Your Shares — How Do I Propose Actions for Consideration or Nominate Individuals to Serve as Directors at Next Year’s Annual Meeting of Stockholders?” The policy of the Nominating and Corporate Governance Committee is to consider properly submitted stockholder nominations for candidates for membership on the board of directors as described below under “Identifying and Evaluating Nominees for Directors.” In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capabilities on the board of directors and compliance with the membership criteria set forth below under “Director Qualifications.”

Director Qualifications.  Our corporate governance guidelines contain board of directors membership criteria that apply to nominees recommended by our Nominating and Corporate Governance Committee for a position on our board of directors. The qualifications to be considered by the Nominating and Corporate Governance Committee include judgment, diversity, age, skills, background and experience in light of the board of directors’ present composition and the current challenges and needs of the board of directors and its committees. The Nominating and Corporate Governance Committee also takes into account the independence, financial literacy and financial expertise standards required under our corporate governance guidelines, the board of directors committees’ charters and applicable laws and regulations and the ability of the candidate, in light of the candidate’s present activities and our corporate governance guidelines, to devote the necessary time and attention to serving as a director and a committee member. Each director must represent the interests of all stockholders.

Identifying and Evaluating Nominees for Directors.  The Nominating and Corporate Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Corporate Governance Committee regularly assesses the appropriate size of the board of directors and whether any vacancies on the board of directors are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee decides whether to fill such vacancies and, if so, considers various potential candidates to fill each vacancy. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current board of directors members, professional search firms engaged by us, stockholders or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year. As described above, the Nominating and Corporate Governance Committee considers certain properly submitted stockholder nominations for candidates for the board of directors. If any materials are provided by a stockholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Corporate Governance Committee. In evaluating director nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the board of directors.

Executive Chairman of the Board

In November 2007, our board of directors created the position of Executive Chairman of the board of directors and elected Charles M. Boesenberg to such role. As Executive Chairman of the board of directors, Mr. Boesenberg is not considered independent within the meaning of Rule 4200(a)(15) of the Nasdaq Global Market listing standards. The duties of the Executive Chairman of the board of directors, who is selected from among all of the members of the board of directors, include: (i) the review and approval of all agendas of the board of directors in consultation with the Chief Executive Officer and Lead Independent Director of the board of directors, (ii) presiding over meetings of the board of directors, (iii) approving meeting schedules to assure that there is sufficient time for discussion of all items, (iv) serving as a liaison between our Chief Executive Officer and our board of directors, (v) assisting the Chief Executive Officer, as needed, and (vi) leading the board of directors’ annual evaluation process of the Chief Executive Officer.

Lead Independent Director of the Board

In November 2007, our board of directors elected Michael A. Braun to the newly created position of Lead Independent Director of the board of directors. The Lead Independent Director is selected from among our independent directors. Mr. Braun is an independent director within the meaning of Rule 4200(a)(15) of the Nasdaq Global Market listing standards. From June 2004 to November 2007, Mr. Braun acted as the Chairman of the board of directors. The duties of the Lead Independent Director of the board of directors include: (i) working directly with the Executive Chairman to develop agendas for meetings of the board of directors, (ii) leading the review process of the Executive Chairman, (iii) serving as a liaison between the independent directors and the Executive Chairman and Chief Executive Officer, (iv) being available for periodic consultation and direct communication with major stockholders of the Company, (v) calling and presiding over meetings of the independent directors, (vi) overseeing corporate governance matters, including being the Chairman of the Nominating and Corporate Governance Committee, as well as, evaluating the performance of the board of directors and its committees, and (vii) reviewing the findings of the evaluation with directors and members of the Company’s executive management team.

Executive Sessions

Executive sessions of directors without Company executive management present are held regularly. The sessions are scheduled and led by either the Executive Chairman or the Lead Independent Director of the board of directors and/or the applicable independent chairperson of the committee of the board of directors. Any director can request that an additional executive session be scheduled.

INFORMATION REGARDING COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

Director Compensation

The Nominating and Corporate Governance Committee, along with the Compensation Committee, as requested from time-to-time, annually reviews director compensation in order to ensure that we attract and retain motivated individuals willing to establish challenging goals for our executive management team and to guide and assist them to achieve those goals. We believe that a combination of cash and equity compensation is appropriate to attract and retain the individuals we desire to serve on our board of directors and that this approach is comparable to the policies of our peers. We consider the compensation outlined below suitable for the non-employee directors of our Company.

Director Cash Compensation

Since November 2003, the cash compensation component of our director compensation had been that each of our directors who is not an officer or employee of Callidus is paid a quarterly retainer of $5,000, a fee of $1,000 plus expenses for each meeting of the board of directors attended and a fee of $750 plus expenses for each committee meeting attended. Coinciding with the creation of the position of Lead Independent Director of the board of directors in November 2007, we began paying a quarterly retainer of $5,000 to our Lead Independent Director.

Commencing April 2008, we eliminated meeting-based director fees in favor of an annual retainer of $30,000, payable to each non-employee director. We also eliminated annual equity awards to the chairpersons of each of the committees of our board of directors and instead will pay additional annual cash retainers of $20,000, $15,000, and $8,000 for the chairs of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively. Finally, each committee member (other than the respective chairpersons of the committees) is paid annual cash retainers of $10,000, $8,000, and $6,000, for membership on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, respectively. Each of the foregoing annual cash retainers is payable in quarterly installments.

Our cash compensation policies are designed to encourage frequent and active interaction between directors and our executives both during and between formal meetings as well as compensate our directors for their time and effort.

Director Equity Compensation

We believe it is important to align the long-term interests of the directors with those of the Company and its stockholders and that awarding equity compensation to our directors is an appropriate means to achieve this alignment. Under our policy adopted in March 2006, upon first becoming a director, each non-employee director received an option to purchase 45,000 shares of our common stock that vested over four years (25% after one year and monthly thereafter) and, thereafter, an annual grant of an immediately vested and exercisable option to purchase 15,000 shares immediately following each annual stockholders’ meeting.

Also in April 2008, we modified the equity compensation awarded to non-employee directors upon their initial election or appointment to our board of directors. Under our revised policy, upon first becoming a non-employee director, each director receives a non-qualified stock option to purchase 25,000 shares of our common stock that vest over four years (25% after one year and monthly thereafter) and a restricted stock unit award of 7,500 shares of our common stock that vest over a period of three years (33.3% after one year and monthly thereafter). We believe the modification of the initial equity awarded to our new directors will better align the interests of our directors with the interests of the Company and our stockholders by increasing ownership of our common stock by our non-employee directors.

The terms of our annual stock option grant of 15,000 shares of our common stock were unchanged.

The table below shows the compensation earned by each of our non-employee directors during the fiscal year ended December 31, 2007.

DIRECTOR COMPENSATION

	Fees Earned or	Stock
	Paid in	Awards	Option
Name	Cash ($)	($)(1)	Awards ($)(1)(2)	Total ($)

William B. Binch	$42,750	$0	$54,958	$97,708
Charles M. Boesenberg(3)	$33,333	$62,600	$62,556	$158,490
Michael A. Braun	$39,528	$0	$112,194	$151,722
George B. James	$39,500	$0	$76,320	$115,820
David B. Pratt	$31,000	$0	$45,275	$76,275
Michele Vion	$40,750	$0	$44,532	$85,282
Robert H. Youngjohns(4)	$2,667	$0	$0	$2,667

(1)	Amounts represent the dollar amount recognized as compensation expense during 2007 utilizing the provisions of Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments.” See Note 6 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 regarding assumptions underlying valuation of equity awards.

(2)	Amounts in this column may represent options granted during and before 2007, as applicable. Utilizing the provisions of SFAS No. 123R, the full grant date fair value of the option award made to each of the directors in 2007 was as follows: William B. Binch $47,832; Charles M. Boesenberg $35,874; Michael A. Braun $95,664; George B. James $59,790; David B. Pratt $35,874; Michele Vion $35,874; and Robert H. Youngjohns $0. At December 31, 2007 the aggregate number of option awards outstanding for each director was as follows: William B. Binch 71,561; Charles M. Boesenberg 64,080; Michael A. Braun 231,706; George B. James 179,667; David B. Pratt 300,767; Michele Vion 56,168; and Robert H. Youngjohns 780,671.

(3)	In November 2007, Mr. Boesenberg was elected Executive Chairman of the Board of Directors and awarded a restricted stock unit award of 120,000 shares of the Company’s common stock, which restricted stock units vest in 12 equal monthly installments. Utilizing the provisions of SFAS No. 123R, full grant date fair value of the restricted stock unit award made to Mr. Boesenberg in 2007 was $751,200. At December 31, 2007, the aggregate number of restricted stock units outstanding to Mr. Boesenberg was 110,000. So long as Mr. Boesenberg remains an executive of the Company by virtue of his role as Executive Chairman of the Board of Directors, he will be ineligible to receive compensation as a non-employee director.

(4)	Mr. Youngjohns became a non-employee director on December 1, 2007. The amount indicated in the column entitled, “Fees Earned or Paid in Cash” represents the fees earned by Mr. Youngjohns beginning in December 2007 as a non-employee director. The compensation expense in connection with options granted to Mr. Youngjohns during and before 2007 is included in the “Options Awards” column of the Summary Compensation Table in the Executive Compensation section below.

We have entered into change of control agreements with each of our non-employee directors and Mr. Boesenberg, our Executive Chairman. All of these agreements provide that in the event of a change of control of Callidus, all options and restricted stock unit awards held by each director at the time of a change of control will immediately become vested.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serve as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K set forth below with management and, based on such review and discussions, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis set forth below be included in the Company’s Proxy Statement pursuant to Schedule 14A, filed in accordance with Section 14(a) of the Securities Exchange Act of 1934, as amended.

THE COMPENSATION COMMITTEE

William B. Binch, Chair
Michael A. Braun
Michele Vion

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis focuses on the compensation paid to the individuals who served as the Company’s Chief Executive Officer and Chief Financial Officer during fiscal 2007, as well as the other individuals included in the Summary Compensation Table elsewhere in this proxy statement, collectively referred to as the “named executive officers”, although in actuality much of the discussion applies to all senior executives of the Company.

Our Compensation Committee

The Compensation Committee of the board of directors is responsible for reviewing and recommending to our board the total compensation arrangements for our Chief Executive Officer and other members of senior management. In addition, the Compensation Committee works with management in its review and approvals of various other compensation policies and matters, and oversees our equity incentive plans, including reviewing and approving all equity awards to our senior executive officers. During 2006, the Compensation Committee engaged an outside compensation consulting firm, Radford Surveys + Consulting, an Aon Consulting Company (“Radford”) to advise the Committee and the board of directors on executive and equity compensation matters, including guidance on peer company practices, which the Compensation Committee used in its overall assessment and setting of executive compensation targets for 2007. The Company continued to use Radford’s services in 2007, including in its review and setting of 2008 executive compensation targets. The consulting firm reports directly to the Compensation Committee and the Chairperson of the Compensation Committee in particular, which has sole authority to hire, and direct its work.

Objectives of the Executive Compensation Program

The executive compensation program seeks to encourage and reward executive contributions that are beneficial to the Company and its stockholders. Our Compensation Committee believes that the long-term success of the Company is closely tied to its ability to compete in extremely competitive markets for talented executives who are motivated to help the Company succeed. To successfully compete in a tight market for executive talent, our Compensation Committee has designed and continually reviews and refines our executive compensation program with an intention to accomplish the following goals:

•	maintain and enhance our ability to attract and retain highly qualified executives;

•	encourage performance that aligns executive compensation risks and rewards to the Company’s top business priorities;

•	foster a mindset among the executive team that the risks and rewards of our compensation plan are fair and consistent;

•	focus the senior executive management team on the Company’s operating goals by tying a substantial portion of their compensation to performance targets to which they are held accountable.

Our executive compensation program is designed to promote the attainment of strategic annual and long-term business objectives to increase shareholder value. Our executive compensation consists primarily of cash compensation (both base salary and performance-based bonus) and equity compensation providing long-term incentives.

Determining Executive Compensation

The Compensation Committee’s review of individual senior executive compensation includes an assessment of prior and current compensation and peer group practice. The amounts and elements of our cash and equity components of our executive compensation program are naturally similar to those of many technology companies. This is primarily the result of industry trends and expectations of senior executives in the markets the Company targets for hiring and retention. In addition, the amounts of equity grants (in the form of stock options) and, beginning in 2008, awards (in the form of restricted stock units) are made by taking into account our retention and individual employee performance objectives as well as long-term goals established by our directors.

As part of its analysis and design of the executive compensation program, the Compensation Committee reviews pay data for senior executives in companies of similar size (based on revenues) and complexity from the software and other high-technology industries that it considers to be the Company’s peer group for compensation purposes. In 2007, the peer group approved by the Compensation Committee consisted of the following companies:

Actuate Corporation Advent Software, Inc. Agile Altris Ansoft Corporation Ariba, Inc. Chordiant Software, Inc.	Interwoven, Inc. iPass, Inc. Kana Software, Inc. Netmanage, Inc. Pegasystems Inc. Phoenix Technologies Ltd. Secure Computing Corporation	Stellant SupportSoft, Inc. Synplicity, Inc. Vignette Corporation Vitria

Cash Compensation (Base Salary and Performance Bonuses)

For all senior executives, cash compensation consists of a base salary and a performance-based cash bonus component tied to business operating targets. For fiscal year 2007, these targets were established by our board of directors in January and July and bonuses were paid semi-annually. After reviewing Radford’s market information and following discussions with the Company’s Chief Executive Officer regarding how to align business strategy with our executive compensation plan, the Compensation Committee sets total target cash compensation (which is base salary plus the target performance bonus) at a rate that it considers competitive with market practice and that will motivate our senior executives to excel.

Total target cash compensation generally falls between the median and the upper third quartile of peer group data and is primarily driven by performance based incentives designed to motivate executives to exceed the business plan targets. In determining total target cash compensation for a specific senior executive, the Compensation Committee considers other factors, including the scope of the senior executive’s particular job, his or her performance in the job, the expected value of the senior executive’s future impact or contribution to the Company’s success and growth, the Company’s recent financial performance and market competitiveness. In addition, the Committee considers recommendations from the Company’s Chief Executive Officer regarding particular motivating factors for specific executive officers.

For example, in 2007 for senior executive positions whose performance was more directly tied to corporate revenue and profit generation, such as the Company’s Chief Executive Officer, Senior Vice President of Worldwide Client Services and Senior Vice President of Global Sales, the Compensation Committee determined that their total cash compensation should generally be weighed more heavily on Company performance-based metrics tied to revenue and profit contribution. As such, these senior executives typically have more of their total target cash compensation “at risk” than others, and so their total target cash compensation is on the higher range of the third quartile of the peer group listed above, with even higher amounts of compensation for above-target performance. For other senior executives, the total target cash compensation in 2007 was at the lower range of the third quartile, but if the Company met or exceeded the performance targets, the total cash compensation was intended to increase toward the 75th percentile. The Compensation Committee apportioned the allocation between base salary and performance bonus based on various criteria, including in particular:

•	market data provided by our independent consultant;

•	internal review of each senior executive’s compensation, both individually and relative to other senior executives; and

•	individual senior executive goals and performance.

Base Salary

In setting base salaries, the Compensation Committee reviews Radford’s recommendations for market ranges with respect to base salary compensation of officers in comparable corporate positions, comparable industries, and comparable sized companies. Merit-based increases of senior executive salaries are considered annually and are awarded based on recommendations of our Chief Executive Officer after assessment of each member of the executive team’s performance as part of his regular performance review process, and the board of director’s assessment of our Chief Executive Officer’s performance.

Performance Bonuses

The Executive Incentive Bonus Plan was created as a means to recognize and reward the link between the achievement of Callidus’ corporate objectives and the senior executives’ contributions to its success. The plan is designed to motivate the senior executive team to achieve business targets by placing compensation “at risk” if the Company does not meet its objectives. The individual target bonus amounts are approved at the beginning of the calendar year by the Compensation Committee with performance targets established by the board of directors on a semi-annual basis. Depending on the senior executive’s position and market analysis, the target bonus amounts for 2007 ranged from 55%-100% of the base salary earned during the performance period. In general, the Compensation Committee and the board of directors set target levels based on business plan objectives established near the beginning of the year and attempts to set the target levels consistently from year-to-year based on challenging but achievable growth and profitability projections.

For 2007, the Compensation Committee determined that semi-annual review and payment of the performance-based cash bonus for senior executives was appropriate to maintain executive motivation and allow the board of directors to make needed adjustments to performance targets, if any, to align with changes in the Company’s business objectives and business offerings.

Generally, performance-based cash compensation is awarded only if the Company achieves the minimum threshold performance which, when set, is intended to be a realistic performance level representing a substantial portion of “target” levels. In 2007, the minimum threshold for the each of the performance target components was 90% for the first half of 2007 and 92% for the second half. If the Company meets the threshold, actual performance-based cash payments are based upon the difference between the established targets and actual performance and are pro rated accordingly.

In 2007, at target, the percentage of the cash performance targets were weighted equally, 50% revenue and 50% operating income, although below target the Compensation Committee generally placed more weight on the operating income metric. In addition to the target objectives, the Compensation Committee set out overachievement goals beyond the target levels to motivate the executives to exceed the target, for which they received payouts above the target bonus amounts for the first six months of 2007.

The target bonuses established by the Compensation Committee for the named executive officers under the 2007 Executive Incentive Bonus Plan are set out in the following table.

Target Bonus (as a% of Base Salary)

Target
Position	Achievement

President and Chief Executive Officer	100%
Senior Vice President Worldwide Sales	100%
Senior Vice President, Worldwide Client Services	75%
Other Senior Executive Officers	55%

For the first six months of 2007, executives were eligible to receive bonuses, based on revenue goals between $40 million at threshold and $49 million for overachievement of target performance and operating income loss between $5.2 million at threshold and $939,000 for overachievement of target performance. For the second half of 2007, these goals were between $54 million and $64.5 million in revenue and an operating income loss between $2.2 million and operating income gain of $3.0 million. Because the operating targets reflect ranges of expected performance, our “target” performance goal may or may not be the same as our publicly announced guidance for the year. For example, the Compensation Committee may decide to set “target” bonus amounts at a higher or lower level than is reasonably likely to be met.

In July 2007, the Compensation Committee determined that the Company had achieved approximately one hundred seven percent (107%) of the aggregated revenue and operating income performance targets established by the board of directors for the first six months of 2007 and approved payment of 107 percent (107%) to the executive officers that included a pro rata percentage increase over the previously established at target performance amounts.

In October 2007, at the request of the Company’s President and Chief Executive Officer, the board of directors reviewed the elements of the revenue component of the performance target for the second half 2007 bonus in order to better address the accelerated growth of the Company’s On-Demand solution offering. The board of directors determined that the definition of revenue should include the annual contract value of On-Demand contracts booked during the period up to the eligible target bonus.

In January 2008, with regard to the second six months of 2007, the Compensation Committee determined that the Company’s performance met the revenue target for performance bonuses but failed to achieve the threshold for operating income. As such, the Compensation Committee approved payment of fifty percent (50%) of the eligible target bonuses per the structure previously approved in October 2007 for performance in the second half of 2007.

The Compensation Committee furthermore retains the right to make discretionary bonus payments under the Executive Incentive Bonus Plan based on meritorious circumstances. However, no such discretionary payments were made during 2007.

Equity Compensation

The Committee believes that our equity compensation program is important for rewarding our executives and other key employees for long-term performance in a manner that reflects value received by our stockholders, while encouraging retention by subjecting most grants in 2007 to four year vesting.

In making decisions regarding equity compensation, the Committee considers the dilutive impact on stockholders, and we intend to limit future equity grants and awards such that the net dilution to issued and outstanding shares will approximate 5% annually over time. In order to accomplish this goal, in 2007 we began awarding to our employees restricted stock units in smaller quantities as compared to prior stock option grants. These restricted stock units generally vest in quarterly installments over three years.

During 2007, however, the majority of our named executive officers received annual refresh stock option grants in January based on reviews by the Compensation Committee which included input from the Chief Executive Officer and examination of the market and peer group data and guidance received from Radford. These stock option grants vest monthly over 4 years, standard for our follow-on stock option grants. Beginning in 2008, we started granting a combination of restricted stock units as well as stock options to our executive officers to further limit dilution of our common stock as well as add retention value to the program.

The exercise price of all stock option grants is no less than the closing price of our common stock on the NASDAQ Global Market on the date of grant. To avoid any appearance of impropriety concerning the timing of grants, our Compensation Committee has implemented a policy to grant all equity awards for senior executives on the last trading day of the month in which the grant is approved, except that awards to senior executives (other than new hire grants) are not granted during a blackout period or a trading freeze period under the Company’s Policy and Procedure on Insider Trading. These policies have been formalized and included in the Company’s Equity Award Administration Policy which can be found on the Company’s website at http://www.callidussoftware.com/callidus/investor-relations/governance/index.html.

Other Benefits

Change in Control and Severance.  Our senior executive officers have employment agreements providing potential severance benefits, and change in control protections. The Committee believes that these severance and change in control arrangements mitigate some of the risk that exists for executives working in a smaller company. These arrangements are intended to attract and retain qualified executives who could have other job alternatives that may appear to them to be less risky absent these arrangements. Because of the significant acquisition activity in the high technology industry, there is a possibility that the Company could be acquired in the future. Accordingly, the Committee believes that the severance packages and change of control provisions provide an incentive for these executives to continue to help successfully execute such a transaction from its early stages until closing, in support of a board of directors approved transaction that is considered in the shareholders best interest.

Other.  Our senior executive officers otherwise participate in employee benefit plans that are provided to our other employees, including our Employee Stock Purchase Plan, 401(k) plan and health and welfare benefits. In addition, during 2007, we paid travel-related expenses for Mr. Furino of approximately $11,000 for his travel between his personal residence in southern California and our corporate offices in San Jose, California. Generally, we do not provide additional benefits or perquisites to our executives that are not available to all employees of the Company.

Accounting and Tax Considerations

In the first quarter of 2006, we adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, “Share-based Payments” which requires us to expense stock options in our income statement over the stock option’s vesting period. As a result, in April 2006 we began to grant stock options with maximum terms of five years, instead of ten years as we had granted historically.

We generally intend to maximize the deductibility of executive compensation so long as the deductibility is compatible with the objectives of our compensation policies, including retention of high-performing individuals and maintaining competitive compensation. Section 162(m) of the Internal Revenue Code limits the tax deductibility by us of compensation in excess of $1 million paid to our chief executive officer, chief financial officer or any of our three other most highly compensated executive officers, unless the compensation is “performance-based” as defined by the Internal Revenue Code. The Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m). For example, our performance bonus plan does not qualify as “performance-based” compensation under Section 162(m), and we grant equity compensation that does not qualify as “performance-based” for purposes of Section 162(m).

Executive Compensation

The following table sets forth all compensation awarded, earned or paid to our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated executive officers for the last two fiscal years, for services rendered to us in all capacities during such fiscal years. We refer to these individuals collectively as the “named executive officers.”

Summary Compensation Table

					Non-Equity
			Stock	Option	Incentive Plan	All Other
			Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($)(1)	($)(1)	($)(2)	($)		Total ($)

Leslie J. Stretch	2007	$285,833	$—	$201,242	$222,701	$—		$709,776
President and Chief Executive Officer	2006	$204,000	$—	$204,896	$317,636	$—		$726,532
Robert H. Youngjohns	2007	$432,082	$—	$556,503	$227,351	$—		$1,215,936
Former President and Chief Executive Officer	2006	$395,200	$41,000	$689,829	$481,629	$—		$1,607,658
Ronald J. Fior	2007	$273,000	$—	$229,991	$117,860	$—		$620,851
Senior Vice President, Finance and Operations, Chief Financial Officer	2006	$260,000	$—	$218,805	$174,362	$—		$653,167
Bryan P. Burkhart	2007	$230,000	$13,576	$85,206	$369,153	$—		$697,935
Senior Vice President, Global Sales
Richard D. Furino	2007	$257,100	$—	$256,075	$151,357	$10,980	(3)	$675,512
Senior Vice President, Worldwide Client Services	2006	$249,600	$—	$276,978	$228,255	$12,515	(4)	$767,348
Shanker S. Trivedi	2007	$250,000	$—	$187,532	$107,930	$—		$545,462
Senior Vice President, Business Development

(1)	Amounts represent the dollar amount recognized as compensation expense during the year indicated utilizing the provisions of SFAS No. 123R. See Note 6 of the consolidated financial statements in the Company’s Annual Report on Form 10-K for 2007 regarding assumptions underlying valuation of equity awards. Amounts may represent awards granted during or before the years indicated.

(2)	Reflects amounts earned during the year indicated for performance by the applicable executive under the Company’s Executive Incentive Bonus Plan, except in the case of Mr. Burkhart. Mr. Burkhart was promoted to Senior Vice President, Global Sales in November 2007. The amount indicated in this column as it relates to Mr. Burkhart represents sales commissions earned under his 2007 Vice President Sales, Americas Sales Commission Plan. Commencing January 1, 2008, Mr. Burkhart became eligible under the Company’s 2008 Executive Bonus Plan and is no longer eligible to receive sales commissions under any sales commission plan.

(3)	Reflects amounts reimbursed to Mr. Furino during 2007 in connection with (i) personal commuter travel expenses of approximately $11,000 primarily in the form of commercial airline and related ground transportation to and from the Company’s offices in San Jose, California, and (ii) the incremental cost of personal benefits (travel, lodging, food and event related accommodations) of approximately $776 attributable to the attendance of Mr. Furino’s spouse at certain sales events.

(4)	Reflects amounts reimbursed to Mr. Furino during 2006 in connection with (i) personal commuter travel expenses of approximately $11,000 primarily in the form of commercial airline and related ground transportation to and from the Company’s offices in San Jose, California, and (ii) the incremental cost of personal benefits (travel, lodging, food and event related accommodations) of approximately $1,526 attributable to the attendance of Mr. Furino’s spouse at certain sales events.

Grants of Plan-Based Awards

The following table sets forth certain information concerning grants of stock options and non-equity incentive plan awards made to our named executive officers during 2007.

							All		All
							Other		Other		Grant
							Stock		Option	Exercise	Date
							Awards:		Awards:	or Base	Fair
		Compensation					Number of		Number of	Price of	Value of
		Committee	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(2)				Shares of		Securities	Option	Stock and
		Action	Threshold	Target		Maximum	Stock or		Underlying	Awards	Option
Name	Grant Date(1)	Date(1)	($)	($)		($)	Units		Options(3)	($/Sh)	Awards ($)

Leslie J. Stretch	1/31/2007	1/23/2007				—	—		120,000	$7.53	$394,824
	11/30/2007	11/18/2007				—	—		400,000	$6.26	$900,960
	1/23/2007	—	$114,333	$285,833	(4)	—	—		—	—	—
Robert H. Youngjohns	1/31/2007	1/23/2007	—	—		—	—		300,000	$7.53	$987,060
	1/23/2007	—	$170,000	$425,000	(5)	—	—		—	—	—
Ronald J. Fior	1/31/2007	1/23/2007	—	—		—	—		120,000	$7.53	$394,824
	1/23/2007	—	$109,200	$273,000		—	—		—	—	—
Bryan P. Burkhart	7/31/2007	—	—	—		—	—		30,000	$9.80	$114,384
	7/31/2007	—	—	—		—	10,000	(6)	—	—	$98,000
	11/30/2007	11/26/2007	—	—		—			100,000	6.26	$225,240
			—	—	(7)	—	—		—	—	—
Richard D. Furino	1/31/2007	1/23/2007	—	—		—	—		100,000	$7.53	$329,020
	1/23/2007	—	$102,840	$257,100		—	—		—	—	—
Shanker S. Trivedi	1/31/2007	1/23/2007	—	—		—			150,000	$7.53	$493,530
	1/23/2007	—	$100,000	$250,000		—	—		—	—	—

(1)	Pursuant to Company policy, stock option grants to Executive Officers, including the named executive officers listed above, are granted the last trading day of the month in which the grant is approved as long as a Blackout Period or Trading Freeze Period under our Insider Trading Policy is not in effect.

(2)	The amounts shown in the column entitled “Threshold” reflect the minimum payment level under the Company’s 2007 Executive Incentive Bonus Plan to be paid only upon achievement of 90% of both of the revenue and operating income performance targets for the first six months of 2007 and 92% of both of the performance targets in the second six months of 2007. Lesser amounts could be paid if only one of the two performance metrics were achieved in any six month period. The amounts under “Target” assume that 100% of the performance targets were achieved. There was no maximum payment level set in 2007, although payments could be above the “Target” amounts if performance exceeded the targets.

(3)	The amounts shown in the column entitled “All Other Option Awards: Number of Securities Underlying Options” reflect the number of shares of Company common stock granted to each named executive officer in the form of a non-qualified stock option grant. Each option granted was subject to vesting over 48 equal monthly installments from the date of grant and had a maximum five year term. In the event of a change of control of Callidus, all of the officers named in this chart will be entitled to accelerated vesting as described below in “Employment Contracts, Change of Control Arrangements and Severance Agreements of Named Executive Officers — Change of Control Arrangements.”

(4)	The amounts shown in the columns entitled “Threshold” and “Target” reflect the payment levels that Mr. Stretch was eligible to receive in 2007, after taking into account his promotion to President and CEO in December 2007 and the related salary increase in connection with his promotion. For the first 11 months of 2007, Mr. Stretch’s bonus eligibility was calculated based on his annual salary of $280,000. For the twelfth month of the year, Mr. Stretch’s bonus was calculated based on his annual salary of $350,000. There was no maximum payment set in 2007 for Mr. Stretch’s eligible bonus.

(5)	The amount shown in the columns entitled “Threshold” and “Target” reflect the payment levels that Mr. Youngjohns was eligible to receive in 2007 had Mr. Youngjohns remain employed as the Company’s President and CEO throughout 2007. With his resignation effective November 30, 2007, Mr. Youngjohns eligibility for a bonus under the Company’s Executive Bonus Plan expired and as such no bonus was paid to Mr. Youngjohns for the second half of 2007.

(6)	The amounts shown in the column entitled “All Other Stock Awards: Number of Shares of Stock or Units” reflect the number of shares awarded to Mr. Burkhart in the form of restricted stock units prior to this promotion to Senior Vice President, Global Sales in November 2007. Mr. Burkhart’s restricted stock unit award is subject to vesting over 3 years from the date of award, vesting in 12 equal quarterly installments from the date of award. In the event of a change of control of Callidus, the vesting of Mr. Burkhart’s restricted stock unit award will accelerate as described below in “Employment Contracts, Change of Control Arrangements and Severance Agreements of Named Executive Officers — Change of Control Arrangements.”

(7)	In November 2007, Mr. Burkhart was promoted from Vice President, Sales, Americas to Senior Vice President, Global Sales. Mr. Burkhart did not become eligible to participate in the 2007 Executive Bonus Plan, however. Therefore, Mr. Burkhart’s 2007 Vice President Sales, Americas Sales Compensation Plan remained in effect throughout 2007.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
							Market
		Number of	Number of			Number of	Value of
		Securities	Securities			Shares or	Shares or
		Underlying	Underlying			Units of	Units of
		Unexercised	Unexercised	Option	Option	Stock That	Stock That
		Options (#)	Options (#)	Exercise	Expiration	Have Not	Have Not
Name	Grant Date	Excercisable	Unexcercisable	Price ($)	Date	Vested	Vested ($)

Leslie J. Stretch	11/30/2005(1)	70,208	119,792	$4.15	11/30/2015	—	—
	1/31/2007(2)	27,500	92,500	7.53	1/31/2012	—	—
	11/30/2007(2)	8,333	391,667	6.26	11/30/2012	—	—
Robert H. Youngjohns	5/31/2005(1)	625,000	0	3.45	5/31/2015	—	—
	1/31/2006(3)	93,171	0	4.38	1/31/2016	—	—
	1/31/2007(2)	62,500	0	7.53	1/31/2012	—	—
Ronald J. Fior	10/15/2002(4)	15,000	0	0.84	10/15/2012	—	—
	12/23/2002(2)	15,000	0	0.84	12/23/2012	—	—
	8/26/2003(2)	60,000	0	4.17	8/26/2013	—	—
	9/1/2004(5)	80,000	0	3.92	9/1/2014	—	—
	2/28/2005(6)	72,916	27,084	4.51	2/28/2015	—	—
	1/31/2006(3)	55,000	55,000	4.38	1/31/2016	—	—
	1/31/2007(2)	27,500	92,500	7.53	1/31/2012	—	—
Bryan P. Burkhart	12/23/2002(2)	625	0	0.84	12/23/2012	—	—
	1/30/2004(2)	34,270	730	15.36	1/30/2014	—	—
	10/18/2004(2)	8,125	1,875	3.80	10/18/2014	—	—
	9/30/2005(2)	56,250	43,750	3.70	9/30/2015	—	—
	8/31/2006(2)	10,000	20,000	4.69	8/30/2011	—	—
	10/31/2006(2)	2,916	7,084	5.72	10/31/2011	—	—
	7/31/2007(2)	3,125	26,875	9.80	7/31/2012	—	—
	7/31/2007(7)	—	—	—	—	9,167	$47,393
	11/30/2007(2)	2,083	97,917	6.26	11/30/2012	—	—
Richard D. Furino	11/18/2003(1)	60,000	0	14.00	11/18/2013	—	—
	2/18/2004(2)	57,500	2,500	16.59	2/18/2014	—	—
	9/1/2004(5)	80,000	0	3.92	9/1/2014	—	—
	2/28/2005(6)	39,583	27,084	4.51	2/28/2015	—	—
	1/31/2006(3)	52,084	62,500	4.38	1/31/2016	—	—
	1/31/2007(2)	22,916	77,084	7.53	1/31/2012	—	—
Shanker S. Trivedi	9/30/2005(1)	108,125	109,375	3.70	9/30/2015	—	—
	1/31/2007(2)	34,375	115,625	7.53	1/31/2012	—	—

(1)	Option vests over a period of four years, with 25% of the number of shares vesting on the first anniversary of the date of grant and the remaining 75% vesting in equal monthly installments over the three years thereafter.

(2)	Option vests over a period of four years in equal monthly installments commencing on the date of grant.

(3)	Option vests over a period of four years in equal monthly installments commencing on December 6, 2005.

(4)	Option vested over a period of four years in equal monthly installments commencing on September 16, 2002.

(5)	Option vested 100% on September 1, 2007, subject to accelerated vesting, in whole or in part, if certain Company stock performance targets were previously met.

(6)	Option vests over a period of four years in equal monthly installments commencing on January 1, 2005.

(7)	Restricted stock unit awards vest over a period of three years in twelve quarterly installments commencing on the date of grant.

Option Exercises and Stock Vested

The following table sets forth certain information regarding options exercised and stock vesting for our named executive officers during 2007.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name	Acquired on Exercise	Exercise ($)	Acquired on Vesting	Vesting ($)

Leslie J. Stretch	60,000	$509,800	—	—
Robert H. Youngjohns	—	—	—	—
Ronald J. Fior	90,000	$741,945	—	—
Bryan P. Burkhart	—	—	833	$6,156
Richard D. Furino	63,749	$509,992	—	—
Shanker S. Trivedi	32,500	$316,750	—	—

Employment Contracts, Change of Control Arrangements and Severance Agreements of Named Executive Officers

Change of Control Arrangements

We have change of control agreements with Messrs. Stretch, Youngjohns, Fior, Burkhart, Furino, and Trivedi. All of these agreements, except those of Mr. Fior and Mr. Youngjohns, provide that any options granted and restricted stock units awarded to such individuals will become immediately vested if the individual is terminated without cause or resigns for good reason (as those terms are defined in the change of control agreements) within 18 months after the change of control. Mr. Fior’s agreement furthermore provides that in the event of a change of control of Callidus, any options granted to him prior to March 14, 2006 will immediately become vested and exercisable. With his resignation in November 2007, Mr. Youngjohns’ change of control agreement expired. However, as a non-employee director of our board of directors, he is eligible for and has executed a change of control agreement that provides for immediate vesting of all options granted and restricted stock units awarded to him upon a change of control.

•	Under the terms of each of the change of control agreements, the term “good reason” includes: (i) any reduction in base salary or annual target bonus, (ii) any material reduction in any other benefits, (iii) any material reduction in duties or authority, or (iv) a requirement to relocate more than 35 miles.

If in 2007 there had been a change of control and one or more of the named executive officers had been terminated effective as of December 31, 2007, we estimate that the value of the acceleration of the options under the change of control agreements would have been as follows:

	Value of	Value of
	Stock Option Awards	Stock Awards
Name	Outstanding(1)	Outstanding(2)

Leslie J. Stretch	$1,297,309	—
Robert H. Youngjohns	$1,256,756	—
Ronald J. Fior	$458,530	—
Bryan P. Burkhart	$418,463	$84,424
Richard D. Furino	$431,872	—
Shanker S. Trivedi	$466,102	—

(1)	Accelerated vesting of stock option award amounts was determined by measuring the fair value of the unvested stock options as of December 31, 2007, utilizing the provisions of SFAS 123R. Because this fair value is based on a variety of factors, the amounts indicated do not necessarily represent the actual amounts that might be received on the vesting of the option awards outstanding.

(2)	Accelerated vesting of restricted stock unit award amounts was determined by measuring the fair value of the unvested restricted stock unit award as of December 31, 2007, utilizing the provisions of SFAS 123R. Because this fair value is based on a variety of factors, the amounts indicated do not necessarily represent the actual amounts that might be received on the restricted stock awards outstanding.

Employment Agreement with Leslie J. Stretch

On November 1, 2005, we entered in an offer of employment with Leslie J. Stretch pursuant to which he commenced employment with us, initially as our Vice President, Worldwide Sales. Effective December 1, 2007, our board of directors appointed Mr. Stretch President and Chief Executive Officer, replacing Robert H. Youngjohns after his resignation in November 2007. In connection with Mr. Stretch’s promotion, we amended the terms and conditions of his employment. Under the terms of his amended offer of employment, if Mr. Stretch is terminated without cause, he will receive 12 months of his then current base salary, target bonus and health benefits. In addition, if the termination is in connection with a change of control, 100% of his unvested equity awards will vest, as described in the section “Change of Control Agreements” above.

If Mr. Stretch’s employment had been terminated without cause as of December 31, 2007, and not in connection with a change of control, we estimate that he would have been entitled to the following compensation under his offer of employment:

				Total
	Salary	Target Bonus	Health	Severance
Name	Equivalent	Equivalent	Benefits(1)	Benefits

Leslie J. Stretch	$350,000	$350,000	$9,396	$709,396

(1)	The amount indicated in the column entitled “Health Benefits” is based on an estimate of $1,342.25 per month payable to Mr. Stretch to cover the cost of COBRA contributions for continued health care coverage.

(2)	Accelerated vesting of stock option award amounts was determined by measuring the fair value of the unvested stock options as of December 31, 2007, utilizing the provisions of SFAS 123R.

Employment Agreement with Robert H. Youngjohns

On April 26, 2005, we entered in an employment agreement with Robert H. Youngjohns pursuant to which he commenced employment as our President and Chief Executive Officer on May 31, 2005. As a result of his resignation in November 2007, Mr. Youngjohns employment agreement terminated as did all of his rights previously held thereunder, including i) all amounts that he might otherwise have received under our 2007 Executive Bonus Plan for the second half of 2007, ii) any additional vesting of his unvested stock options, iii) any severance amounts, and iv) any excise tax reimbursement we would have otherwise been obligated to pay under Section 280G of the Internal Revenue Code. Upon his resignation, Mr. Youngjohns became eligible to receive compensation as a non-employee member of the board of directors and, as a continuing member of the board of directors, he retained the right to exercise his vested options until the earlier of 90 days after his termination of his service as a member of the board of directors or the expiration of such option grants.

Severance Agreements with Executive Officers

In August 2002, October 2003, and September 2005 we entered into severance agreements with Messrs. Fior, Furino, and Trivedi, respectively. Pursuant to these agreements, upon an involuntary termination for reasons other than cause, we agreed to i) pay each of Messrs. Fior and Furino six months of base salary, ii) pay Mr. Trivedi seven months of his base salary, and iii) compensate each of Messrs. Fior, Furino and Trivedi for certain health benefits. Our current standard severance policy for senior vice presidents is seven months of base pay and an additional amount to cover seven months of COBRA health coverage. For those senior vice presidents whose agreements call for severance payments of less than the amounts stated under our current standard policy, our policy is to pay them the current standard severance amounts.

The following table identifies the amounts we estimate that the named executive officers in the table below would have been entitled to receive had they been terminated without cause effective as of December 31, 2007, if such termination had not been in connection with a change of control:

			Total
	Salary	Health	Severance
Name	Equivalent(1)	Benefits(1)	Benefits

Ronald J. Fior	$273,000	$9,396(2)	$168,646
Bryan P. Burkhart	$230,000	$9,396(2)	$143,562
Richard D. Furino	$257,100	$6,450(3)	$156,425
Shanker S. Trivedi	$250,000	$9,396(2)	$155,229

(1)	The amounts estimated in the columns entitled, “Salary Equivalent” and “Health Benefits” assume payment of seven months of severance related compensation payments, which is the Company’s current standard severance for senior vice presidents.

(2)	The amount indicated in the column entitled “Health Benefits” is based on an estimate of $1,342.25 per month for seven months payable to the named executive officer to cover the cost of COBRA contributions for continued health care coverage.

(3)	The amount indicated in the column entitled “Health Benefits” is based on an estimate of $921.43 per month for seven months payable to the named executive officer to cover the cost of COBRA contributions for continued health care coverage.

On December 6, 2007, and December 7, 2007 we entered into Separation Agreements and Releases of Claims (“Separation Agreements”) with Messrs. Furino and Trivedi, respectively, which provided them benefits substantially similar to what was contained in their offer letters of October 2003 and September 2005, respectively. Under the terms of the Separation Agreements, the employment of Messrs. Furino and Trivedi with the Company terminated effective January 31, 2008. On January 31, 2008, the Company paid Messrs. Furino and Trivedi each our current standard senior vice president severance of seven months of base pay and an additional amount to cover seven months of COBRA health coverage, and also allowed each to retain their respective laptop computers and personal data assistants, all in exchange for a general release of claims against the Company.

Equity Compensation Plan Information

The following table summarizes information about common stock that may be issued upon the exercise of options, warrants and rights under all of our equity compensation plans as of December 31, 2007.

			Number of Securities
			Remaining Available
	Number of Securities	Weighted Average	for Future Issuance
	to be Issued	Exercise Price of	Under Equity
	upon Exercise of	Outstanding	Compensation Plans
	Outstanding Options,	Options, Warrants	(Excluding Securities
	Warrants and Rights	and Rights	Reflected in First Column)

Equity compensation plans approved by stockholders(1)(2)	6,808,766	$5.36	3,004,748
Equity compensation plans not approved by stockholders(3)	625,000	$3.45	0
Total	7,433,766	$5.20	3,004,748

(1)	The number of shares of common stock available under the Employee Stock Purchase Plan increases on July 1 of each year by the lesser of (i) 1,200,000 shares, (ii) 2.0% of the outstanding shares of common stock on the last day immediately preceding such date or (iii) a lesser amount determined by the board of directors.

(2)	The number of shares available under the 2003 Stock Incentive Plan increases on July 1 of each year by the lesser of (i) 2,800,000 shares, (ii) 5.0% of the outstanding shares of common stock on the last day immediately preceding such date or (iii) an amount determined by the board of directors.

(3)	Reflects a Non-Qualified Stock Option Agreement with Mr. Robert H. Youngjohns, our former President and CEO, entered into in accordance with his employment agreement as an “inducement grant” outside of our stockholder approved plan. Under the terms of the Option Agreement, Mr. Youngjohns had the option to purchase 1,000,000 shares of our common stock at an exercise price of $3.45 per share, which was the closing price of our common stock on May 31, 2005, the date of grant, on the Nasdaq Global Market. With the termination of his employment in November 2007, Mr. Youngjohns retained the right to exercise his then vested 625,000 shares under the option. The option must be exercised upon the later of 90 days after the termination of his services as a member of the board of directors or the maximum term of the option, 10 years from the date of grant.

OWNERSHIP OF CALLIDUS SOFTWARE INC. COMMON STOCK

The following table sets forth information known to us with respect to the beneficial ownership of our common stock as of March 31, 2008 by the following:

•	each person known by us to own beneficially more than 5% of our common stock;

•	each of the directors and named executive officers individually; and

•	all directors and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, which generally attribute beneficial ownership of securities to each person who possesses, either solely or shared with others, the power to vote or dispose of those securities. These rules also treat as outstanding all shares of capital stock that a person would receive upon exercise of stock options or warrants held by that person that are immediately exercisable or exercisable within 60 days of the determination date, which in the case of the following table is March 31, 2008. Shares issuable pursuant to stock options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person. The percentage of beneficial ownership for the following table is based on 29,879,530 shares of common stock outstanding as of March 31, 2008. To our knowledge, except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock.

	Shares Beneficially
	Owned
Name	Number	Percent

FMR LLC(1) 82 Devonshire Street Boston, MA 02109	3,177,000	10.63%
David Knott of Dorsett Management(2) 485 Underhill Boulevard, Suite 205 Syosset, New York 11791	1,877,490	6.28
Invesco Private Capital, Inc.(3) 1360 Peachtree Street NE Atlanta, GA 30309	1,741,406	5.83
T. Rowe Price Associates, Inc.(4) 100 E. Pratt Street Baltimore, Maryland 21202	1,559,109	5.22
William B. Binch(5)	86,686	*
Charles M. Boesenberg(6)	91,182	*
Michael A. Braun(7)	246,706	*
George B. James(8)	194,667	*
David B. Pratt(9)	336,635	1.13
Michele Vion(10)	46,168	*
Robert H. Youngjohns(11)	822,818	2.75
Leslie J. Stretch(12)	206,574	*
Ronald J. Fior(13)	406,248	1.36
Bryan P. Burkhart(14)	217,833	*
Richard D. Furino(15)	183,812	*
Shanker Trivedi(16)	151,928	*
All directors and executive officers as a group (13 persons)(17)	2,863,316	9.58

*	Less than 1%.

(1)	Based on Schedule SC 13G filed with the Securities and Exchange Commission on February 14, 2008, FMR LLC has sole voting power with respect to 4,600 shares, shared voting power with respect to zero shares and sole dispositive power with respect to all of the 3,177,000 shares.

(2)	Based on Schedule SC 13G/A filed with the Securities and Exchange Commission on February 13, 2008, David M. Knott and Dorsett Management have sole voting power with respect to 1,776,420 shares, shared voting power with respect to 83,170 shares and sole dispositive power with respect to all of the 1,877,490 shares.

(3)	Based on Schedule SC 13G/A filed with the Securities and Exchange Commission on February 13, 2008, Invesco Private Capital, Inc. has sole voting power and sole dispositive power with respect to all of the 1,741,406 shares.

(4)	Based on Schedule SC 13G/A filed with the Securities and Exchange Commission on February 13, 2008, T. Rowe Price Associates, Inc. has sole voting power with respect to 684,020 shares, shared voting power with respect to zero shares and sole dispositive power with respect to all of the 1,599,109 shares.

(5)	Includes 64,686 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2008, and 4,000 shares held beneficially in the name of a family trust to which Mr. Binch has voting power as a trustee.

(6)	Includes 43,767 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2008 and 10,000 shares upon vesting of a restricted stock unit award.

(7)	Includes 231,706 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2008.

(8)	Includes 179,667 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2008.

(9)	Includes 300,142 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2008, and 6,493 shares held beneficially in the name of a family trust to which Mr. Pratt has voting power as a trustee.

(10)	Includes 46,168 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2008.

(11)	Includes 780,671 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2008.

(12)	Includes 175,416 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2008 and 31,158 shares held beneficially in an individual pension fund over which Mr. Stretch has control.

(13)	Includes 363,541 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2008.

(14)	Includes 143,748 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2008 and 834 shares of common stock that may be acquired upon vesting of a restricted stock unit award.

(15)	Includes 183,417 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2008.

(16)	Includes 137,500 shares of common stock that may be acquired upon the exercise of stock options exercisable within 60 days after March 31, 2008.

(17)	See footnotes (5)-(16) above.

Certain Relationships and Related Transactions

Policies and Procedures for the Review and Approval of Related Party Transactions.

We regularly review all relationships and transactions in which the Company and our directors and executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s legal and financial departments are primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related person transactions and determining whether a transaction is or may involve related parties. The legal and financial departments analyze whether the Company or a related person has a direct or indirect material interest in the transaction based on the totality of facts and circumstances. In addition, the Audit Committee reviews and approves any related person transactions that it determines are appropriate for the Company to undertake. As required under SEC rules, transactions that are determined to be directly or indirectly material to the Company or a related person are disclosed in the Company’s annual proxy statement.

Related Party Transactions.

None.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act of 1934, as amended, requires our officers and directors and persons who beneficially own more than 10% of a registered class of our equity securities to file with the Securities and Exchange Commission reports of ownership and changes in ownership on Forms 3, 4 and 5 with respect to our securities. Such officers, directors and 10% stockholders are also required by Securities and Exchange Commission rules to furnish us with copies of all Section 16(a) reports they file. Based solely upon our review of copies of reports provided to us and written representations from our executive officers and directors with respect to our 2007 fiscal year, we believe that all reports required by Section 16(a) during fiscal 2007 were timely filed.

AUDIT COMMITTEE REPORT

The Audit Committee of the board of directors (for the purposes of this report, the “Committee”) is composed of three independent outside directors. The Committee has prepared the following report on its activities with respect to Callidus’ audited financial statements for the fiscal year ended December 31, 2007 (the “audited financial statements”).

•	The Committee has reviewed and discussed the audited financial statements with Callidus’ management and KPMG LLP (“KPMG”), Callidus’ independent auditors;

•	The Committee has also discussed with KPMG the matters required to be discussed by Statements on Auditing Standards No. 61, as modified or supplemented;

•	The Committee has received the written disclosures and the letter from KPMG required by Independence Standards Board Standard No. 1, as modified or supplemented, and has discussed with KPMG its independence from Callidus. The Committee also considered whether the provision of non-audit services by the independent auditors was compatible with maintaining the accountants’ independence and has discussed with them their independence; and

•	Based on the review and discussions referred to above and relying thereon, the Committee has recommended to the board of directors that the audited financial statements be included in Callidus’ annual report on Form 10-K for the fiscal year ended December 31, 2007, for filing with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

George B. James, Chair
William B. Binch
Michele Vion

ADDITIONAL INFORMATION

Other Matters

We know of no other matters to be submitted at the annual meeting of stockholders. If any other matters properly come before the annual meeting of stockholders, it is the intention of the proxy holders to vote the shares they represent as the board of directors may recommend.

THE BOARD OF DIRECTORS

V. HOLLY ALBERT,
Senior Vice President, General Counsel and Secretary

Dated: April 25, 2008

[]
CALLIDUS SOFTWARE INC.
Notice of Annual Meeting of Stockholders
To be held June 3, 2008
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     You are cordially invited to attend the 2008 annual meeting of stockholders of Callidus Software Inc., a Delaware corporation, which will be held on June 3, 2008 at 10:00 a.m., local time, at the offices of Callidus Software Inc., 160 West Santa Clara Street, Suite 1500, San Jose, California, 95113. Whether or not you plan to attend the annual meeting, we ask that you sign and return the enclosed proxy card as promptly as possible to ensure that your shares will be represented. A self-addressed envelope has been enclosed for your convenience. If you attend the meeting, you may withdraw any previously given proxy and vote your shares in person.
     By signing and returning this proxy card, you are hereby appointing Ronald J. Fior and V. Holly Albert, and each of them acting individually, as proxies, with the powers you would possess if personally present, and with full power of substitution, to vote all of your shares in Callidus Software Inc. at the annual meeting and at any adjournment or postponement thereof, upon all matters that may properly come before the meeting, including the matters described in the proxy statement.

(Continued and to be signed on the reverse side.)

14475

ANNUAL MEETING OF STOCKHOLDERS OF
CALLIDUS SOFTWARE INC.
June 3, 2008
Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.
ê Please detach along perforated line and mail in the envelope provided. ê

20230000000000000000 0	060308

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

							FOR	AGAINST	ABSTAIN
1. To elect two Directors to serve until the 2011 annual meeting of stockholders:					2.	To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2008.	☐	☐	☐
		NOMINEES:
☐	FOR ALL NOMINEES	¡	William B. Binch		3.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
		¡	Michele Vion
☐	WITHHOLD AUTHORITY
	FOR ALL NOMINEES
The shares represented by this proxy card will be voted in accordance with your instructions if the card is signed and returned. If your card is signed and returned without instructions, your shares will be voted in favor of all director nominees and in favor of proposal 2. If you do not mail a proxy card or attend the annual meeting and vote by ballot, your shares will not be voted.

In the event that any other matter may properly come before the annual meeting, or any adjournment or postponement thereof, each proxy is authorized to vote on such matter in his discretion. You hereby revoke all previous proxies given to vote at the annual meeting or any adjournment or postponement thereof. By signing and returning this proxy card, you also hereby acknowledge the receipt of the notice of annual meeting of stockholders, proxy statement and 2007 annual report of Callidus Software Inc.

☐	FOR ALL EXCEPT (See Instructions below)

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box on the right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.
				☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:
Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.